RELIABILITY INCORPORATED

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to our reports (a) dated January 26, 2001, with respect to the consolidated financial statements and schedule of Reliability Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2000 and (b) dated May 20, 2000, with respect to the financial statements of the Reliability Incorporated Employee Stock Savings Plan and Trust included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, both filed with the Securities and Exchange Commission in the Registration Statement (Form S-8) registering 500,000 shares of Reliability Incorporated common stock pertaining to the Reliability Incorporated Employee Stock Savings Plan and Trust.

BY /s/ERNST & YOUNG LLP

Houston, Texas May 10, 2001

s8spx23a

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